Final Transcript

Conference Call Transcript TWTR — Q4 2005 Tweeter Home Entertainment Group Earnings Conference Call Event Date/Time: Dec. 06. 2005 / 10:30AM ET

CORPORATE PARTICIPANTS

Joe McGuire

Tweeter Home Entertainment Group, Inc. — CEO

Paul Burmeister

Tweeter Home Entertainment Group, Inc. — Interim CFO

Sandy Bloomberg

Tweeter Home Entertainment Group, Inc. — Chairman

Philo Pappas

Tweeter Home Entertainment Group, Inc. — SVP Merchandising

CONFERENCE CALL PARTICIPANTS

David Silverman

F&D Reports — Analyst

Ryan Frikman (ph)

Crown Capital Securities — Analyst

Bill Armstrong

C.L. King & Associates — Analyst

Richard Weinhart

Harris Nesbitt Gerard — Analyst

Scott Tilghman

Hudson Square Research — Analyst

Mitch Kaiser

Piper Jaffray & Company — Analyst

Bill Massey

Adage Capital Management — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to your Tweeter quarterly earnings call. At this time all participants are in a listen-only mode. Later we will be conducting a question-and-answer session and instructions will follow at that time.

If anyone should require Operator assistance during the call, please press star then zero on your touch-tone telephone. As a reminder this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Joe McGuire. Mr. McGuire, you may begin.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Thank you. Good morning, everyone. Thank you for participating in Tweeter Home Entertainment Group’s fiscal 2005 fourth quarter and year-end conference call.

My name is Joe McGuire and I am the Company’s CEO. Also with us today is Sandy Bloomberg, our founder and Chairman, Philo Pappas, the Company’s Senior Vice President of Merchandising, Judy Quye, the Company’s Senior Vice President of Sales and Installation and Paul Burmeister, the Company’s Interim Chief Financial Officer.

I would like to start with a brief statement about forward-looking statements. Afterwards, we will discuss the general business for the quarter and then we’ll review the numbers. After these brief presentations, we’ll open it up for questions.

Certain statements contained in today’s press release and statements that may be made during this conference call including words such as expects, believes, plans, anticipates and similar language constitute forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated.

Participants are cautioned not to place undue reliance on these forward-looking statements and to refer to recent Company filings on Form 10-K filed with the SEC for a more thorough discussion of risk factors associated with the Company.

Copies of today’s press release and all other releases and SEC filings are available at our Investor Relations Web site, www.twtr.com.

Now I’ll start with a brief summary. For the quarter ended September 30, 2005, total revenue from continuing operations increased 9% to 188 million from 173 million in the same period last year, while comparable store sales from continuing operations increased 10%.

Loss from continuing operations was 18.5 million for the quarter ended September ‘05 compared to a loss from continuing operations of 9.8 million last year. Net loss, which includes discontinued operations, was $20 million this quarter compared to a net loss of 12.6 million for the same period last year.

In the fourth quarter of 2004, that’s last year, the Company recorded a $5.8 million tax benefit from the operating loss. In the comparable period in 2005, this year, the Company recorded a $3.1 million income tax expense to adjust federal and state tax balances to their estimated value.

This is an $8.9 million swing on the tax line just in continuing operations when you’re looking at the quarter this year compared to last year.

For the quarter, the operating loss net of tax adjustments would have been 16.9 million this year compared to 20 million last year. Our operating loss from continuing operations for the quarter was 15.6 million compared to an operating loss from continuing ops of 14.6 million last year.

As a percentage of revenue, the operating loss from continuing operations decreased to 8.3% compared to the operating loss last year of 8.4. This was primarily due to a 90 basis point decrease in gross margin, offset by a 20 basis point decrease from selling expenses and a 60 basis point decrease in corporate G&A.

In the fourth quarter our efforts to return Tweeter to sales growth and profitability started to bear fruit. Most notably, we achieved double-digit comp store sales growth for the first time since the quarter ended June of 2000, with total comp store sales coming in at 10%.

What makes that particularly gratifying to us is that the sales growth was broad-based with nine of our 11 regions experiencing comparable store sales growth for the quarter.

Our sales data continues to tell us that the marketplace shift to advanced television is accelerating. In the fourth quarter we saw average selling prices for advanced televisions decrease by about 16%, while unit sales in the category increased more than 54%.

This came on the heels of similar results in the June quarter when ASPs declined 20% with volume up about 50%. We expect this trend to continue as our customers become more comfortable with the pricing of these sets and as the cable and satellite providers continue to enhance the amount of HDTV content available.

The audio business also grew slightly in the September quarter. We find that particularly significant as this is the first time we’ve seen audio sales increase in a quarter in several years. And as the public continues to transition to digital television, we believe that many of our customers will choose to enhance or upgrade the audio experience that makes watching high-definition television so rewarding.

We believe our strong sales results this quarter were helped by the launch of our new broadcast-based marketing campaign. We returned to radio advertising in July with Chris, our new on-air spokes personality and returned to television at the end of September.

This new campaign is designed to emphasize the traits that distinguish the Tweeter customer experience, friendly and approachable associates who can make home and mobile entertainment technologies easy to understand.

Now let’s take a minute and we’ll talk about the year. For the year ended September 30th, total revenue from continuing ops grew to 795 million compared to 765 million the prior year, a 4% increase.

Gross profit also increased in both rate and dollars. The rate for the year increased 50 basis points to 39.4, while dollars increased a little more than 5% to 313.7 million.

Operating loss from continuing ops for the fiscal year was 63.6 million compared to a loss of 14 million last fiscal year. The net loss, which includes disco operations, increased to 74.4 million this year from 18.2 million last year.

Drivers of that change are 22.4 million in tax adjustments, that’s what we took in the March quarter, and 35 million from closed stores, most of which happened in the June quarter, some of which dribbled into the September quarter. Just those two items alone, the tax adjustments and the closing stores combined for more than $57 million into the P&L.

As we highlighted in this morning’s press release, net loss from continuing ops included significant items in both fiscal years ended ‘05 and ‘04. Without those items net loss from continuing operations would have been 31.9 million in ‘05 and 18.1 million in ‘04.

Also included in the 31.9 million loss for ‘05 is an additional $7.8 million of operating losses related to the 13 stores that were counted in our continuing operations but still part of the 19 store closing program that we discussed back in the June quarter.

The steps we took in the third quarter to close underperforming stores and clear out discontinued inventory are producing the desired results. While there were still expenses related to those activities during the current quarter the fact the total revenue in the quarter increased with 18 fewer stores will benefit us as we move into fiscal ‘06.

Also this year, we started to build up our seasonal inventory earlier than usual, ending the quarter with more than 114 million in inventory on hand as we stocked our stores with a good bet for the holiday season.

Now I’m going to turn the call over to Paul Burmeister to give you some more details on the numbers.

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Good morning.

The decrease in gross margin for the quarter was attributable primarily to increased charges for discontinued and obsolete inventory. On the decrease in selling expenses as a percent of sales for the quarter is primarily the result of decreases in marketing expenditures, offsetting this with higher credit card fees on higher rates.

The decrease in the quarter in corporate expenses as a percent of sales was attributable to a decrease in compensation costs, offset by additional consulting and professional service fees incurred to comply with the Sarbanes-Oxley Act. The increase in gross margin for the fiscal year was due both to better product margins as well as vendor program funds. Total dollars for vendor program funds increased as did the rate.

The increase in selling expenses as a percent of sales for the year was due to an increase in marketing expenditures and increased insurance costs.

For the year corporate general and administrative expenses as a percent of sales increased slightly to 6.8% from 6.7%. This increase was mostly due to additional consulting and professional service fees incurred to comply with the Sarbanes-Oxley Act.

As much progress as we have made over the prior two fiscal years with our supply chain initiatives, inventory management and cash conversion cycle, we continue to get better. During fiscal 2005 we reduced days of inventory to 87 days from 96 days a year ago, which decreased our cash conversion cycle by seven days to 75 days compared to 82 days last year.

Over the last two years, we have taken 16 days out of our days of inventory and 12 days out of our cash conversion cycle. Inventory turns this year were 4.2 versus last year’s 3.8, a 40 basis point improvement year-over-year.

Long-term debt ended the quarter at 62.6 million compared to 35 million last year. The increase was due to higher inventory levels and the costs associated with the store closings.

During the month of September we started to bring in additional inventory for the holiday season. This is earlier than normal as we wanted to make sure we were well stocked for the season.

Current availability on our revolver is about $20 million.

The Company’s audit by Deloitte and Touche is ongoing at this time. In our 10-K filing, Tweeter management must report on its assertion of the effectiveness of the Company’s internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act.

Deloitte and Touche must render its opinion on management’s assessment and the effectiveness of the Company’s internal controls over financial reporting. We are continuing the assessment process and to date we have not completed it, however, we expect that when the process is completed, it will identify one more material weaknesses and that we will conclude that our system of internal controls is not effective.

Related to the completion of this Sarbanes-Oxley Section 404 process, the Company anticipates that it may be necessary to file a notice pursuant to Rule 12b-25 to extend the filing date for our Form 10-K for up to an additional 15 days, which would have us filing by December 29, 2005.

And now back to Joe.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Thanks, Paul.

Just before we go to question-and-answer, let me just say the following: I’m sure there’s a great deal of curiosity on how things are in the current quarter. We’ve made a very deliberate decision to stick to our schedule. We’ll announce sales for the quarter on Tuesday, January 6th.

But I will tell you that so far business has been good. Comps are still up, our marketing continues to bring more traffic, and our gross margins at least quarter to date are stable.

That does it for prepared remarks. And now we’d like to open up the call for questions. Yolanda?

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first question comes from David Silverman of F&D Reports.

David Silverman - F&D Reports — Analyst

Hi. I believe in your remarks you said that current availability was 20 million. Is that as of today or as of September 30?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

As of today.

David Silverman - F&D Reports — Analyst

Okay. And can you tell me what it was on September 30th?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

I actually don’t think I have that in front of me, David. You’ll need to, do you have it?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

It was in the high teens.

David Silverman - F&D Reports — Analyst

Okay. And can you also tell me, have you received the IRS refund yet that was pending?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

No.

David Silverman - F&D Reports — Analyst

Okay. Do you, and I assume you have no indication further as to when that might arrive?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Nope.

David Silverman - F&D Reports — Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from Ryan [Frikman] of Crown Capital.

Ryan Frikman - Crown Capital Securities — Analyst

Hi, guys. How are you?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Good.

Ryan Frikman - Crown Capital Securities — Analyst

A quick question for you guys. What percentage, and maybe you already mentioned this, what percentage of sales were from high-end TVs? And just for frame of reference what was that last year and say last quarter?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Sure, I can take that. I can tell you that together on-wall TV this year is running at 27% of revenue versus 23% last year and the micro display category is running at 21% versus 19.

Ryan Frikman - Crown Capital Securities — Analyst

Okay. Thanks so much.

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Yep.

Operator

Thank you. Our next question comes from Bill Armstrong of C.L. King & Associates.

Bill Armstrong - C.L. King & Associates — Analyst

Good morning.

The selling expense, it looks like even with 10% same store sales you didn’t get any leverage on selling expense. I was wondering, you know, what was behind that?

And also G&A, or corporate G&A, I recall that a year ago there were some non-recurring items. I think there was a property loss reserve and some consulting fees that I thought would come out this time. So I was looking for a lower G&A cost so I was wondering if you could just adjust those two issues and what sort of quarterly G&A or normalized quarterly G&A should we be looking for going forward?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Let’s sort of take those in reverse order, Bill.

So the corporate G&A in terms of consulting expenses, the primary change in consulting expenses will be the ones related to retail masters and those contracts ran all the way through September 30th, so you won’t see those come out of corporate G&A until the December quarter. So that will be the first time you see those come out.

Sitting inside of selling expenses, we did receive some leverage, particularly on marketing inside of the quarter but we also this quarter had pretty substantial writeups of our self-insurance reserves to the tune, do you have that?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

It’s about $3 million.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

I guess of about $3 million inside the quarter that would have offset would otherwise would have been that leverage. Did that answer your question?

Bill Armstrong - C.L. King & Associates — Analyst

Okay, so self-insurance, that was in selling, right?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

It sits in both places actually. Most of it sits inside of selling because a lot of it’s related to workers compensation but there’s a piece of it that sits inside Corporate G&A as well.

Bill Armstrong - C.L. King & Associates — Analyst

What was the, how much was that?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

About $3 million.

Bill Armstrong - C.L. King & Associates — Analyst

Okay. Thanks.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yep.

Operator

Thank you. We have a question from Richard Weinhart of Harris Nesbitt.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Good morning, guys.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Hey, Richard.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

A couple of questions.

First, Joe, you made a comment about not talking about comps in this quarter. Now that is I think a break from what you’ve traditionally done on this quarter call. Was there a specific reason why, or is this like, should I read this as going forward that you’re going to kind of stick to these on a quarterly basis and not talk about comps inter-quarter? Is this a change from your perspective now?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

No, Rich, if you go back we’ve actually had mix. I think we’ve only done inter-quarter comps once. We might have done it twice over the years. Generally in today’s environment, the advice of SEC counsel is once you’ve got a schedule, stick to it.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Okay. All right. Great. And a couple of follow-ups.

On the CG&A line, generally speaking historically you’ve had on dollar terms, not percentages you’ve had kind of a back-end loaded year. I’m wondering what seasonally is impacting that? I’m assuming it’s going to continue but, you know, seasonally, what’s kind of the difference there?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

In corporate G&A?

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Yeah, I think if we look like for example, in first quarter you’re at about, this year, you were at about 10, 10.5 and you ended the year at 15.4.

And then historically I think that’s kind of been the trend if I go back and look the last three years. Especially fourth quarter you seem to like, it seems to bump up quite a bit but even in second or third quarter

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Richard, I’ll have to follow-up with you with that offline because I’ll need to put some detail in front of me that I don’t have.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Okay. And then a question about inventories here. I’ve heard some discussion about shortages of plasma TVs in the marketplace right now, and I think, as I understand it, it’s primarily in the Panasonic lines. I don’t believe you carry those currently. Is that correct?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Richard, we do carry the Panasonic line and I would tell that you our inventories in plasma right now are good. There are some shortages in the larger panel sizes out there like the 50 and 60”, but overall, we’re pretty satisfied with our inventory levels.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Okay. All right.

And then on the balance sheet. I had a couple of questions. One, the follow-up on that IRS refund, can you disclose, or can you talk about again what the amount is that you’re expecting in terms of refund?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

As of today, right now, the amount that we have sitting inside there I want to say is 9 or $9.1 million. Part of the tax adjustment that we made this quarter is to write that receivable down. We had it sitting at about 10 million, but due to the length of the time and some of the nature of the questions, we decided to reserve some additional money against it, but right now we’re expecting about $9 million.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Okay. And that sits in your accrued receivables?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Receivables, right.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

And then last question on the Tivoli investment that you have. I’m wondering, first of all, have you disclose who your last sale of that part of that partnership was sold to?

And then is it possible that, you know, if need be that you could continue to sell portions of that to the same party or can you just give us a little bit more color on where that stands?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Sure. We sold that portion of our stock that’s part of a recapitalization that Tivoli went through and that was led by Summit Partners which is a financial and venture services firm here in Boston.

In terms of the ability to sell more, there are no agreements or nothing in place. We hold about 18% I think of Tivoli currently.

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

18.75.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Did that answer your question?

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Well, sort of. I’m also, if you could just, the timing on such a sale. If you needed to, if you decided you wanted to sell off a portion to raise liquidity, do you have even a rough guesstimate as to how long it would take to kind of put that transaction together?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

No.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Are we talking years or quarters or months?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

There’s really, there’s no way to accurately answer that question.

Richard Weinhart - Harris Nesbitt Gerard — Analyst

Okay, all right. Well thanks anyways.

Operator

Thank you. Our next question comes from Scott Tilghman of Hudson Square Research.

Scott Tilghman - Hudson Square Research — Analyst

Good morning.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Good morning.

Scott Tilghman - Hudson Square Research — Analyst

Just wanted to try to get a little color on the 13 stores slated for closing. You mentioned the effect on the operating loss, but I was wondering if you could give us an idea of the impact on gross margins and selling expenses?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Most of that took place in the June quarter. There’s some sort of trailing leftover stuff that hit this quarter. But most of the impact of that was in the June quarter, and that quarterly statement I don’t have in front of me.

Scott Tilghman - Hudson Square Research — Analyst

But just in terms, I mean since they did post a nearly $8 million loss for the quarter, obviously there’s still expense associated with those since they’re categorized as continuing ops.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yes, of the 19 stores, 13 sit in continuing operations and six of them sit discontinued operations. Now we had most of those closed by June. There were a couple of stores that dribbled into July, and there was one store that actually stayed open all the way until October.

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

October 31.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yeah.

Scott Tilghman - Hudson Square Research — Analyst

You said October?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yep.

Scott Tilghman - Hudson Square Research — Analyst

Okay. That’s it for now. Thank you.

Operator

Thank you. We have a question from Mitch Kaiser of Piper Jaffray.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Good morning, everyone.

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Hey, Mitch.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Good morning, Mitch.

Mitch Kaiser - Piper Jaffray & Company — Analyst

I was just curious. The gross margin impact for the obsolescence, what, could you quantify that for us?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

From the end of June to September, we took the obsolescence reserve, is it about million dollars? Yeah, up about a million dollars.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay. Okay. So maybe 40, 50 basis points on the gross margin there?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Yeah.

Mitch Kaiser - Piper Jaffray & Company — Analyst

So there would have been some slight gross margin decline in the quarter even if you didn’t have that then?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Correct.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Mostly driven by mix.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay. Just, audio continuing to be a smaller component then? Is that what you’re saying?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Video growing, audio actually grew a little bit. We had declining car in the quarter.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay. And you didn’t comment on the services business. I was wondering if you can give us an update on where we stand with the number of installers and just how you’re feeling about that business as well?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Number of installers is sitting at about 550. Do you have the growth for install in front of you there?

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

Yeah, Mitch, home labor for the quarter grew just under 36% for the quarter and it’s currently running at 6.4% of revenue, right around there.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay. I’ve noticed Tivoli radios in the Magnolia stores.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yep.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Is that a new phenomenon for them, or, you know, I guess it relates are they getting more distribution in, you know, conceivably what would that mean for the value of your investment in those guys?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

My suggestion to you with a question about Tivoli would be to call the CEO of Tivoli, a guy you know and love well. I don’t actually, I don’t know if Tivoli’s new to Magnolia or not. I think it fit inside their stand-alone stores, it’s probably new inside the store within the store.

Paul Burmeister - Tweeter Home Entertainment Group, Inc. — Interim CFO

No, it’s new about six weeks ago.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Okay.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay , okay.

Sandy Bloomberg - Tweeter Home Entertainment Group, Inc. — Chairman

It increases [inaudible] investment.

Mitch Kaiser - Piper Jaffray & Company — Analyst

I’m sorry, I didn’t hear that. I think that was Sandy?

Sandy Bloomberg - Tweeter Home Entertainment Group, Inc. — Chairman

Yeah, obviously if they’re going to do distribution channel that they’re going to receive some incremental sales [inaudible]. My guess is that doesn’t hurt their valuation.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Yep, yep. Okay. Okay. That sounds good.

And then just lastly, you know, I don’t know if you’re going to answer this, but it’s kind of the gross margin trends. How should we be thinking about those as the price points continue to decline?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

No, it’s, you know it’s the tricky question we deal with, operating-wise here. I will tell you that so farther they’re stable.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Year-to-year basis, and we have our fingers crossed and plan in place to try to maintain that as stable through the quarter.

Mitch Kaiser - Piper Jaffray & Company — Analyst

Okay. Thank you very much.

Operator

Thank you. Once again, ladies and gentlemen, if you have a question at this time, please press the one key on your touch-tone telephone. We have a question from Bill Massey of Adage Capital Management.

Bill Massey - Adage Capital Management — Analyst

Hey, Joe, how are you?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Is that the handsome Bill Massey?

Bill Massey - Adage Capital Management — Analyst

Well, my wife might be the only person who would agree with that and only if she’s had a couple glasses of wine. But thank you, that made my day.

I do have a couple of quick questions. One I think I might have missed your response to Mitch’s last question about gross margins. Did he ask about gross margins in a TV category and stability in that or was that or general gross margin rate for the products?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

If Mitch will be kind enough to let me put words in his mouth.

Bill Massey - Adage Capital Management — Analyst

Yes, please.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

He was asking me about general gross margins and my answer was that they are generally stable.

Bill Massey - Adage Capital Management — Analyst

Would you care to talk about TV, specifically advanced TV gross profit margins and how they’ve been performing?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Probably not since half the quarter today still lies in front of me, I’d like to wait until January to have that discussion.

Bill Massey - Adage Capital Management — Analyst

Okay. Fair enough.

My actual question then was you indicated, Joe, that the TV category in advanced TVs, I think the numbers you gave were ASPs down about 16% with units up 54% for this quarter versus corresponding numbers of ASPs down 20 and units up about 50 in the last quarter. Am I correct in those numbers?

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yes. It was down 20 and up 50 for June. Down 16 and up 54 in September.

Bill Massey - Adage Capital Management — Analyst

So if I’m doing my math correctly, your year-over-year growth rate of that category was about 20% in dollars in the most recent quarter or rather the last quarter and almost 30% in dollars in this quarter. If that’s correct, which I think it is, my question is, can you give us a sense of whether or not that change in the sequential growth rate or the growth rate year-over-year from one quarter to the next is more a function of the disappearance or the dilution of those categories within advanced TV like large projection that have been contracting or is it more of a function of an acceleration of the uptake of the flat panel on wall-type stuff?

I’m just trying to get a sense of whether that was driven by a change in the market itself or whether it was really just a math of your mix as you shifted from last quarter to this quarter

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

Hi, Bill. This is Philo. I’ll take that.

What we really saw from quarter-to-quarter is our flat panel business is really gaining momentum. From the June quarter to September quarter it has grown quite a bit, and that really started about the first week in September and we see that continuing but that growth is really driven by flat panel at this point.

Bill Massey - Adage Capital Management — Analyst

Okay. And just to follow-up on that.

I know you guys in the past have given sort of mix within your business of different, the TV categories, flat panel and monitors and projection.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Yep.

Bill Massey - Adage Capital Management — Analyst

I was wondering if you could update for me where those numbers are? If you have them now or I can follow-up where those numbers are in this quarter, or rather fell in this quarter, and where they last quarter just so I can look at the math.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

For the September quarter.

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

For September quarter.

Bill Massey - Adage Capital Management — Analyst

And for the prior quarter as well so I can sort of look at the mix change in the context of the sales numbers you just gave.

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

Okay. So for the previous quarter, I’d have to probably, I’d have to get back to you on that. What I can tell you is that flat panel by itself is running at 27% of revenue.

Bill Massey - Adage Capital Management — Analyst

Yep.

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

Versus the previous year at 23%.

Bill Massey - Adage Capital Management — Analyst

Okay.

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

Advanced television, which is mostly made up of micro display and DLP.

Bill Massey - Adage Capital Management — Analyst

Yeah.

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

That’s running at 21% versus 19. The previous year for that quarter.

Bill Massey - Adage Capital Management — Analyst

All right. And projection in general as a category, has that been relatively stable sequentially this year through the quarters this year or has that been declining the bigger TVs?

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

Actually last quarter we saw growth in larger and in the bigger TVs as you’re referring to.

Bill Massey - Adage Capital Management — Analyst

Okay.

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

I’m not sure I see that same growth going forward. I see more growth in flat panel. The last quarter we did experience some nice growth in that category.

Bill Massey - Adage Capital Management — Analyst

Excellent. Thanks, guys. I appreciate the help.

Operator

Thank you. We have a follow-up question from Scott Tilghman of Hudson Square Research.

Scott Tilghman - Hudson Square Research — Analyst

Thanks.

I just wanted to follow-up on Bill’s question with respect to the TV mix. Have you seen a shift in screen size either sequentially or year-over-year or has screen size remained fairly constant?

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

We see a shift moving up. The demand for 50” panels is very, very strong. We’re also starting to see greater demand for 60” panels.

Some of the other trends that we’re seeing is in the micro display category, things like Texas Instruments DLP and Sony’s new SXRD where they’re featuring the 1080P technology, larger screen sizes are becoming even more prevalent in those categories.

Operator

Okay. You touched on this briefly, but just any other technological changes that you expect as we, you know, enter into fiscal ‘06 that you may be beneficiaries of?

Philo Pappas - Tweeter Home Entertainment Group, Inc. — SVP Merchandising

Probably later in the year you’ll see new some technologies come in the flat panel area but that will probably be later in 2006.

Operator

Okay. Thank you. Thank you. I’m showing no further questions at this time, sir.

Joe McGuire - Tweeter Home Entertainment Group, Inc. — CEO

Okay. Thank you, Yolanda. Thanks everybody for participating in the call. We’ll talk to you again at the end of January.

Operator

Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation and have a wonderful day. You may all disconnect.

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